Exhibit 2.2

FIRST AMENDMENT TO

ASSET PURCHASE AGREEMENT

This First Amendment to Asset Purchase Agreement (this “Amendment”) is entered into as of April 18, 2025, by and among AMMO Technologies, Inc., an Arizona corporation (“AMMO Tech”), Enlight Group II, LLC, d/b/a Jagemann Munition Components d/b/a Buythebullets, a Delaware limited liability company (“Enlight”), Firelight Group I, LLC, a Delaware limited liability company (“Firelight,” and collectively with AMMO Tech and Enlight, the “Sellers” and each a “Seller”), AMMO, Inc., a Delaware corporation (“AMMO,” and together with the Sellers, the “Seller Group”), and Olin Winchester, LLC, a Delaware limited liability company (“Buyer”). Each Seller, AMMO and Buyer are referred to herein as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, the Parties previously entered into that certain Asset Purchase Agreement, dated as of January 20, 2025 (the “Purchase Agreement”);

WHEREAS, pursuant to Section 9.7 of the Purchase Agreement, the Purchase Agreement may only be amended by the written consent of Buyer and Seller Group; and

WHEREAS, the Parties desire to amend the Purchase Agreement as set forth in this Amendment to memorialize their mutual agreement with respect to the matters set forth herein.

NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such term in the Purchase Agreement.

2. Amendments to Purchase Agreement.

a. Section 1.1 of the Purchase Agreement is hereby amended by deleting the following defined terms in their entirety:

i.	“Adjustment Escrow Account”

ii.	“Adjustment Escrow Amount”

iii.	“Escrow Agent”

iv.	“Escrow Agreement”

v.	“Joint Direction”

vi.	“Shortfall Amount”

vii.	“Tax Adjustment Escrow Amount”

b. The definition of “Ancillary Documents” in Section 1.1 of the Purchase Agreement is hereby amended by deleting the words “Escrow Agreement” from such definition.

c. The definition of “Calculation Time” in Section 1.1 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

““Calculation Time” means 1:01 A.M. Chicago, Illinois time on the Closing Date.”

d. Section 1.1 of the Purchase Agreement is hereby amended by adding the following defined terms:

i.	“Buyer Released Parties” has the meaning set forth in Section 5.26(a).

ii.	“Buyer Released Claims” has the meaning set forth in Section 5.26(b).

iii.	“Buyer Releasors” has the meaning set forth in Section 5.26(b).

iv.	“Seller Released Claims” has the meaning set forth in Section 5.26(a).

v.	“Seller Releasors” has the meaning set forth in Section 5.26(a).

vi.	“Seller Released Parties” has the meaning set forth in Section 5.26(b).

e. Section 2.6 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“2.6	Consideration. Subject to the terms and conditions of this Agreement, the consideration that Buyer shall pay to the Seller Group for the Purchased Assets, the Assumed Liabilities and other rights of Buyer hereunder shall be an amount equal to the Closing Payment, as the same may be adjusted pursuant to the terms of this Agreement (including, for the avoidance of doubt, Section 2.8) (the “Purchase Price”).”

f. Section 2.7(b)(vi) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following: “Reserved”.

g. Section 2.7(c)(i) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(i) to the Seller Group, by wire transfer of immediately available funds in accordance with the wire instructions and other directions set forth on Section 2.7(c) of the Seller Disclosure Schedule or as delivered to Buyer by Seller Group at least two (2) Business Days prior to Closing, an amount equal to the Closing Payment;”

h. Each of Section 2.7(c)(ii) and Section 2.7(c)(iii) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following: “Reserved”.

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i. Section 2.8(a) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(a) At least two (2) Business Days prior to the Closing Date, Sellers shall deliver or cause to be delivered to Buyer a statement setting forth in reasonable detail the Sellers’ good faith estimate of the Closing Net Working Capital. On the day three (3) Business Days prior to the Closing Date, the Sellers shall temporarily shut down the Facilities at 10:30pm CT, and representatives of the Buyer and the Sellers shall jointly complete a physical inventory count of the inventory of the Business located the Facilities and shall mutually agree on the value of the inventory that will be used in calculating the Closing Net Working Capital (the “Inventory Amount”). The Inventory Amount shall be calculated consistent with the terms of Section 1.1(a) of the Seller Disclosure Schedule. Such physical inventory count and related assessment shall be conducted following industry standard procedures and will be observed following GAAP. The Inventory Amount will be final and binding upon the Parties and not be modified in any preparation of the Purchase Price Adjustment Statement. Prior to 5:00 p.m. Central Time on the Business Day prior to the Closing Date, Sellers shall deliver or cause to be delivered to Buyer a statement (the Closing Date Statement”) setting forth in reasonable detail the Sellers’ good faith estimate as of the close of business on the Business Day prior to the Closing Date, of the Closing Net Working Capital (using the Inventory Amount) (the “Estimated Closing Net Working Capital”).”

j. Section 2.8(b) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following: “Reserved”.

k. The first sentence of Section 2.8(c) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(c) As promptly as possible, but in any event within one hundred twenty (120) days after the Closing Date (“Report Period”), Buyer may prepare and deliver to the Seller Group (i) a consolidated balance sheet of the Business as of the Calculation Time and (ii) a written statement (the “Purchase Price Adjustment Statement”) setting forth Buyer’s good faith calculation of the Closing Net Working Capital together with such schedules and data with respect to the determination thereof as may be appropriate to support the calculations set forth in the Purchase Price Adjustment Statement, all of which shall be prepared and determined in accordance with this Agreement (including, to the extent applicable, the definitions contained herein and the calculations set forth on Section 1.1(a) of the Seller Disclosure Schedule).”

l. The last two sentences of Section 2.8(c) of the Purchase Agreement are hereby deleted in their entirety and replaced with the following:

If Buyer does not deliver the Purchase Price Adjustment Statement to the Seller Group within the Report Period, then the Closing Date Statement and the Estimated Closing Net Working Capital as set forth thereon shall be final and binding for all purposes hereunder.

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m. The last sentence of Section 2.8(e) of the Purchase Agreement is hereby deleted in its entirety.

n. Section 2.8(f) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(f) If the Final Closing Net Working Capital is less than the Estimated Closing Net Working Capital by more than $2,000,000, the Buyer shall be entitled to receive from the Seller Group an amount equal to such excess (the “Final Adjustment Amount”) within five (5) Business Days of the date the Final Purchase Price Adjustment Statement becomes final and binding on the parties. For example, if the Estimated Closing Net Working Capital is $15,000,000 and the Final Closing Net Working Capital is $12,000,000, the Seller Group shall pay the Buyer $1,000,000.”

o. Each of Section 2.8(g) and Section 2.8(h) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following: “Reserved”.

p. Section 2.9 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“2.9 Tax Adjustment. Within five (5) Business Days following the Closing, the Seller Group shall request a Tax Clearance Certificate, in the form and substance reasonably agreed to by Buyer, from the Wisconsin Department of Revenue for Enlight. If such Tax Clearance Certificate provides that Enlight owes any Taxes, then the Seller Group shall be jointly and severally liable to pay such Taxes to the Wisconsin Department of Revenue within ten (10) Business Days of receipt of such Tax Clearance Certificate.”

q. Section 3.11(b) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(b) The Purchased Assets constitute all real and tangible property used by the Seller Group to conduct the Business as currently conducted by the Sellers, and together with any services, occupancy and other rights to be provided to Buyer pursuant to any agreement contemplated by the Agreement (including the Transition Services Agreement and the AMMO Munitions Transfer) are, except as set forth in the PHA Report, sufficient to conduct the Business as presently conducted and are sufficient to continue to conduct the Business after Closing.”

r. The first sentence of Section 5.11 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“Not later than ninety (90) days after the expiration of the Report Period or the determination of the Final Purchase Price Adjustment Statement in accordance with the terms of Section 2.8 hereof, as applicable, Buyer shall prepare and deliver to Sellers (i) an allocation of the Purchase Price (as finally determined pursuant to Section 2.8), the Assumed Liabilities and any other amounts properly included in the amount realized for income Tax purposes (the “Tax Consideration”) among each Seller, and (ii) a further allocation of the Tax Consideration attributable to each Seller among each Seller’s assets (the “Allocation Statement”), which Allocation Statement shall be prepared in accordance with Section 1060 of the Code.”

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s. A new section, Section 5.25, shall be inserted into the Purchase Agreement after Section 5.24 as follows:

“5.25 Non-Disparagement.

“(a) Each member of the Seller Group hereby covenants, agrees and acknowledges that since the date of the Purchase Agreement neither it nor any of its Affiliates nor any of its or its Affiliates senior leadership has made, and following date hereof for a period of two (2) years from and/or after Closing, each member of the Seller Group shall not make, and shall cause its Affiliates and its and their senior leadership not to make, directly or indirectly through any Person or contractual arrangement, any statement, written or oral, that defames, disparages, libels or slanders Buyer or its Affiliates, or its and their respective officers, directors, managers, employees, and each member of the Seller Group further covenants, agrees and acknowledges that none of it, its Affiliates or their respective current senior leadership has or will encourage any other Person to make any such statements; provided, that nothing contained in this Section 5.25(a) is intended to prevent truthful testimony in any Proceeding or any truthful statements necessary to correct a disparaging comment.

(b) Buyer hereby covenants, agrees and acknowledges that since the date of the Purchase Agreement neither it nor any of its Affiliates nor any of its or its Affiliates senior leadership has made, and following date hereof for a period of two (2) years from and/or after Closing, Buyer shall not make, and shall cause its Affiliates and its and their senior leadership not to make, directly or indirectly through any Person or contractual arrangement, any statement, written or oral, that defames, disparages, libels or slanders any member of the Seller Group or its respective Affiliates, or its and their respective officers, directors, managers, employees, and Buyer further covenants, agrees and acknowledges that none of it, its Affiliates or their respective current senior leadership has or will encourage any other Person to make any such statements; provided, that nothing contained in this Section 5.25(b) is intended to prevent truthful testimony in any Proceeding or any truthful statements necessary to correct a disparaging comment.”

t. A new section, Section 5.26, shall be inserted into the Purchase Agreement after Section 5.25 as follows:

“5.26 Release.

(a)	Effective as of the Closing, each member of the Seller Group, on its own behalf and on behalf of such member’s Affiliates, owners, heirs, distributes, executors, personal representatives, administrators, successors and assigns (collectively, the “Seller Releasors”), hereby unconditionally and irrevocably waives any past and present claims, disputes, losses controversies, demands, right, liabilities and causes of action of every kind and nature, known or unknown, that such Seller Releasor has or may have against Buyer and its Affiliates, directors, managers, officers, employees or agents (the “Buyer Released Parties”) for all claims any member of the Seller Group may have arising from, related to or in connection with the timing of the Closing Date or that Closing is occurring after Seller anticipated (collectively, such released claims, the “Seller Released Claims”).

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(b)	Effective as of the Closing, Buyer, on its own behalf and on behalf of its Affiliates, owners, heirs, distributes, executors, personal representatives, administrators, successors and assigns (collectively, the “Buyer Releasors”), hereby unconditionally and irrevocably waives any past and present claims, disputes, losses controversies, demands, right, liabilities and causes of action of every kind and nature, known or unknown, that such Buyer Releasor has or may have against any member of the Seller Group or its or their Affiliates, directors, managers, officers, employees or agents (the “Seller Released Parties”) for all claims arising from, related to or in connection with (i) any action or inaction of any member of the Seller Group that caused customer orders for the Business to decline after January 20, 2025 such that as of the Closing the Developed Owned Property is currently operating, and is anticipated to operate for the near future, at below normal operating capacity, (ii) the remediation of equipment and/or any OSHA noncompliance as outlined in the PHA Report, and (iii) inventory of the Business in excess of reasonable operational requirements (collectively, such released claims, the “Buyer Released Claims”). Notwithstanding the foregoing, this Section 5.26(b) shall in no way preclude Buyer from making a claim under the Purchase Agreement for Fraud.

(c)	Each member of the Seller Group, on behalf of itself and the Seller Releasors, now and forever covenants and agrees not to sue or institute suit (whether in a court or other administrative or adjudicative body, tribunal or forum, by arbitration, by set-off, recoupment or otherwise) upon any and all Seller Released Claims which a Seller Releasor has against the Buyer Released Parties. Buyer, on behalf of itself and the Buyer Releasors, now and forever covenants and agrees not to sue or institute suit (whether in a court or other administrative or adjudicative body, tribunal or forum, by arbitration, by set-off, recoupment or otherwise) upon any and all Buyer Released Claims which a Buyer Releasor has against the Seller Released Parties.

(d)	Nothing in this Section 5.26 shall be construed to be an admission by any Party of any liability whatsoever or as an admission by any Party that any other Party had any rights whatsoever against it, nor shall this provision or the term(s) thereof be offered or received as evidence in any proceeding in any forum as an admission of liability or wrongdoing on the part of any Party hereto. Except as expressly stated in this Section 5.26, nothing in this Section 5.26 shall constitute a release, discharge or waiver of any rights of Buyer or Seller Group with respect to this Amendment, the Purchase Agreement or the Representation and Warranty Insurance Policy; it being understood that this provision shall release, discharge and/or waive the Seller Released Claims and/or Buyer Released Claims.”

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u. Section 6.3(k) of the Purchase Agreement are each hereby deleted in its entirety and replaced with the following: “Reserved”.

v. Section 7.7 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:

7.7	Exclusive Remedies. Subject to Section 9.15 and except for breaches of Section 5.15, Section 5.16, Section 5.25 and Section 5.26, and as otherwise expressly stated herein, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud or failure to make a payment to Seller Group or Buyer hereunder) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VII. Nothing in this Section 7.7 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s breach of Section 5.15, Section 5.16, Section 5.25 and Section 5.26.

w. Exhibit F of the Purchase Agreement is hereby amended by deleting the Escrow Agreement in its entirety replaced with the following: “Reserved”.

3. Amendments to Seller Disclosure Schedule.

a. Paragraphs a) and b) of Section 1.1(a) of the Seller Disclosure Schedule are hereby deleted in their entirety and replaced with the following:

a) In calculating current assets:

i.	Cash will be excluded.

ii.	Any receivable uncollected ninety (90) days from the Closing Date will be excluded. Accounts receivable will not include prepaid amounts for raw materials.

iii.	Inventory upon transfer of title to a customer in accordance with contractual arrangements with the customer will be excluded. Quantities of finished goods inventory shall be subject to a physical inventory count.

iv.	Inventories will be valued on an average cost basis according to GAAP and the historic business practices of Seller Group.

v.	The maximum value that will be attributed to inventory will be $49,012,630.

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vi.	Prepaid expenses will be included.

vii.	Any amounts due from related parties will be excluded.

b) In calculating current liabilities:

i.	Accounts payable will be included.

ii.	Accounts payable to related parties will be excluded.

iii.	A liability in the amount of $7,000,000 will be included in the current liabilities.

b. Section 7.2(e) of the Seller Disclosure Schedule is hereby amended by adding a new item to the Seller Disclosure Schedule with the following disclosure:

“4. Taxes resulting from the failure of the Seller Group to collect and maintain sales tax exemption certificates from customers of the Business.”

4. Full Force and Effect. Except as expressly provided herein, the Purchase Agreement shall remain in full force and effect in accordance with its terms. This Amendment shall form a part of the Purchase Agreement and each Party to the Purchase Agreement shall be bound hereby. From and after the execution of this Amendment by the Parties, any reference to the Purchase Agreement shall be deemed a reference to the Purchase Agreement as amended hereby.

5. General. Any provision of this Amendment may be amended, waived or modified only upon the written consent of Buyer and the Seller Group. The Purchase Agreement (as amendment hereby) and the exhibits thereto, the Seller Disclosure Schedule, the Ancillary Documents, and the Confidentiality Agreement constitute the entire agreement of the Parties relating to the subject matter and thereof and supersede all prior contracts or agreements, whether oral or written. The provisions set forth in Section 9.2 (Expenses), Section 9.3 (Notices), Section 9.4 (Governing Law), Section 9.6 (Severability), Section 9.8 (Effect of Waiver or Consent), Section 9.9 (Parties in Interest), Section 9.10 (Assignability), Section 9.12 (Jurisdiction; Court Proceedings; Waiver of Jury Trial), Section 9.13 (No Other Duties), Section 9.14 (Reliance on Counsel and Other Advisors), Section 9.15 (Specific Performance), Section 9.16 (Counterparts), and Section 9.17 (Further Assurance) of the Purchase Agreement are hereby incorporated into, and shall apply to, this Amendment, mutatis mutandis.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

AMMO, INC.

By	/s/ Jared R. Smith
Name:	Jared R. Smith
Title:	Chief Executive Officer

AMMO TECHNOLOGIES, INC.

By:	/s/ Jared R. Smith
Name:	Jared R. Smith
Title:	Chief Executive Officer

ENLIGHT GROUP II, LLC

By:	/s/ Jared R. Smith
Name:	Jared R. Smith
Title:	Chief Executive Offier

FIRELIGHT GROUP I, LLC

By:	/s/ Jared R. Smith
Name:	Jared R. Smith
Title:	Chief Executive Officer

[Signature Page to First Amendment to Asset Purchase Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

OLIN WINCHESTER, LLC

By:	/s/ Brett Flaugher
Name:	Brett Flaugher
Title:	President

[Signature Page to First Amendment to Asset Purchase Agreement]